Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, CA 92612

July 21, 2023

Aqua Metals, Inc.

5370 Kietzke Lane, Suite 201

Reno, Nevada 89511

Re: Prospectus Supplement to Registration Statement on Form S‑3

Ladies and Gentlemen:

We have acted as counsel to Aqua Metals, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (SEC File No. 333-267780) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of, among other things, common stock, par value $0.001 per share (the “Common Stock”), which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein; and (ii) the prospectus supplement dated July 21, 2023 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of 4,545,455 shares (the “Shares”) of Common Stock.

The Shares are to be sold by the Company pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of July 18, 2023, between the Company and Yulho Co, Ltd., a company organized under the laws of the Republic of Korea.  The Securities Purchase Agreement will be filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 21, 2023 (“Form 8-K”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, forms of the First Amended and Restated Certificate of Incorporation, as further amended, and Third Amended and Restated Bylaws of the Company currently in effect, the Securities Purchase Agreement, and the corporate action of the Company that provides for the issuance of the Shares and execution of the Securities Purchase Agreement, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours, /s/ GREENBERG TRAURIG, LLP